UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2022

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Charles Newton to Board of Directors

On May 4, 2022, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), a vacancy on the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”) was filled with the appointment of Charles Newton. Mr. Newton was appointed as a Class I director, with a term of office expiring at the Company’s 2024 annual meeting of stockholders and as a member of the audit committee of the Board, until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Newton is the Chief Financial Officer of Lyell Immunopharma, a Nasdaq-listed biotechnology company. Prior to joining Lyell Immunopharma, he served as Managing Director & Co-Head of Healthcare Investment Banking in the Americas at BofA Securities, Managing Director & Co-Head of Healthcare Investment Banking in the Americas at Credit Suisse, and Managing Director & Head of Western Region Healthcare Investment Banking at Morgan Stanley. Mr. Newton advised on approximately $200 billion in mergers and acquisitions and raised nearly $60 billion in capital during his investment banking career. Mr. Newton earned his MBA from the Tuck School at Dartmouth College as well as a B.S. in Finance from Miami University.

As a non-employee director, Mr. Newton will receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, upon appointment to the Board, Mr. Newton will be eligible to receive an annual cash retainer in the amount of $50,000 and he received an option under the Company’s 2014 Equity Incentive Award Plan to purchase 54,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of his appointment. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Mr. Newton’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Mr. Newton, which will require the Company to indemnify Mr. Newton against certain liabilities that may arise as result of his status or service as a director. The description of Mr. Newton’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Mr. Newton, and any other person pursuant to which Mr. Newton was appointed as a member of the Board. There have been no transactions in which Mr. Newton has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2022	COHERUS BIOSCIENCES, INC.

	By:	/s/ McDavid Stilwell
	Name:	McDavid Stilwell
	Title:	Chief Financial Officer